Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES SECOND QUARTER RESULTS; AND REINTRODUCES FISCAL YEAR 2020 GUIDANCE
–Financial results exceed forecast, with strong operating execution, real-time cost controls and disciplined cash flow management.
RUTLAND, VERMONT (August 3, 2020) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and six month period ended June 30, 2020. The Company also reintroduced guidance for the fiscal year ending December 31, 2020 (“fiscal year 2020”).
Highlights for the Quarter and Year-To-Date Ended June 30, 2020:
•Revenues were $188.8 million for the quarter, up $1.3 million, or up 0.7%, from the same period in 2019.
•Overall solid waste pricing for the quarter was up 4.4%, with collection pricing up 4.3%, and landfill pricing up 6.2%, from the same period in 2019.
•Net income was $12.1 million for the quarter, up $0.2 million, or up 1.7%, from the same period in 2019.
•Adjusted EBITDA, a non-GAAP measure, was $44.0 million for the quarter, up $3.6 million, or up 8.9%, from the same period in 2019.
•Net cash provided by operating activities was $62.5 million for the year-to-date period, up $24.2 million, or up 63.4% from the same period in 2019.
•Adjusted Free Cash Flow (formerly referred to as Normalized Free Cash Flow), a non-GAAP measure, was $27.5 million for the year-to-date period, up $22.1 million from the same period in 2019.
“The last several months have been a challenging time and I am extremely proud of our 2,500 dedicated employees, especially our frontline team members who have worked hard to effectively service our customers while meeting our high safety and environmental standards,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “Our number one priority has been, and will continue to be, keeping our people and the communities where we operate safe and healthy. We are accomplishing this by strictly adhering to CDC recommendations and State executive orders, utilizing appropriate personal protective equipment, following exposure reduction plans for each frontline role, and increasing disinfectant procedures."
“We entered the COVID-19 crisis as a strong company - with an experienced and well balanced team, excellent culture and core values, a solid balance sheet with sufficient liquidity, robust cash flow generation, effective risk management programs, stable business processes, and consistent strategic execution,” Casella said. “As an essential service provider, we have continued to operate effectively through this period and have not experienced significant revenue declines, with approximately 85% of our revenues from stable recurring sources.”
“During the second quarter we maintained our strict pricing discipline, generating 4.3% of price growth in the collection line-of-business and 6.2% of price at the landfills,” Casella said. “Solid waste volumes were down (12.4)% in the quarter, as we experienced revenue declines in our commercial collection line-of-business as various commercial customers temporarily closed or reduced services; in our roll-off collection line-of-business as many construction projects were temporarily halted or industrial customers reduced services; and in our disposal line-of-business due to lower economic and construction activity across our markets.”
“Despite these volume headwinds and roughly $1.6 million of COVID-19 specific costs during the second quarter, we increased Adjusted EBITDA by $3.6 million and improved margins in the quarter,” Casella said. “This improvement was mainly due to our rapid flexing of variable costs such as labor, overtime and certain general & administrative costs; lower operating costs due to COVID-19 specific conditions; advancing pricing in excess of inflation; and the roll-over impact of acquisitions completed in the last 12 months."
“In addition, we continued to execute well in the quarter against the long-term strategies specified in our 2021 plan,” Casella said. “Specifically, we made substantial progress against our strategic growth initiative, by acquiring six businesses with approximately $16.1 million of annualized revenues through July 2020,” Casella said. “Our acquisition pipeline remains robust and we believe that there is substantial opportunity to drive additional cash flow growth across our footprint.”

“Effective January 1, 2020, we completed the realignment of our recycling, organics and customer solutions groups into the newly formed Resource Solutions segment,” Casella said. “This is an important long-term strategic move to ensure that our resource-oriented teams are well aligned as they help customers achieve their sustainability goals. During the second quarter our team did a great job accelerating our mid-term plans to leverage cost synergies across operations, sales and the back-office.”
For the quarter, revenues were $188.8 million, up $1.3 million, or up 0.7% from the same period in 2019, with revenue growth mainly driven by: positive collection and disposal pricing; the roll-over impact from acquisitions; higher resource solutions volumes; higher recycling commodity prices and tipping fees; partially offset by lower solid waste volumes primarily due to the negative economic impacts of the COVID-19 pandemic.
Net income was $12.1 million for the quarter, or $0.25 per diluted common share for the quarter, up $0.2 million, or up 1.7%, as compared to net income of $11.9 million, or $0.25 per diluted common share, for the same period in 2019. The quarter included a $0.4 million income tax provision, $0.4 million of expense from acquisition activities and $0.6 million of legal and other expenses associated with the Southbridge Landfill closure. The same quarter last year included a $(1.9) million income tax benefit, $0.5 million of expense from acquisition activities and $0.9 million of legal and other costs associated with the Southbridge Landfill closure.
Operating income was $17.4 million for the quarter, up $1.9 million, or up 12.2% from the same period in 2019. Adjusted EBITDA was $44.0 million for the quarter, up $3.6 million, or up 8.9% from the same period in 2019.
For the year-to-date period, revenues were $371.7 million, up $20.6 million, or up 5.9% from the same period in 2019, with revenue growth mainly driven by: positive collection and disposal pricing; the roll-over impact from acquisitions; higher resource solutions volumes; and higher recycling tipping fees; partially offset by lower solid waste volumes primarily due to the COVID-19 pandemic and lower recycling commodity prices.
Net income was $13.1 million year-to-date, or $0.27 per diluted common share year-to-date, up $2.9 million, or up 28.1%, as compared to net income of $10.2 million, or $0.22 per diluted common share for the same period in 2019. Operating income was $24.5 million year-to-date, up $4.5 million, or up 22.4% from the same period in 2019. Adjusted EBITDA was $77.5 million year-to-date, up $10.5 million, or up 15.6% from the same period in 2019.
2020 Outlook
“Given our strong execution flexing variable costs and driving operating efficiencies during the second quarter, combined with increased visibility of the negative volume and cost impacts of the COVID-19 pandemic, we are reintroducing financial guidance ranges for fiscal year 2020,” Casella said. “There are still many variables outside of our control, such as new waves of COVID-19, additional stay-at-home orders and impacts on the economy as the Federal stimulus programs run their course.”
“Our guidance ranges assume a stable to modestly improving economic environment for the remainder of the year,” Casella said. "And the guidance ranges do not contemplate a severe relapse of the COVID-19 pandemic or new stay-at-home orders shutting down commercial and economic activity again through the remainder of 2020 in our markets."
“We experienced a rapid recovery in business activity from late April through mid-June as the stay-at-home orders were first lifted, however this rebound has flattened through July and we do not expect our normal seasonal business uptick from the second to third quarter," Casella said. "Further, we expect certain operating expenses to increase through the remainder of the year, such as higher container weights in the commercial line-of-business, lower operating efficiencies due to traffic increases, and higher fuel costs.”
The Company provided guidance for fiscal year 2020 by estimating results in the following ranges:
•Revenues between $755 million and $770 million (as compared to $743.3 million in the fiscal year ended December 31, 2019 ("fiscal year 2019"));
•Net income between $23 million and $28 million (as compared to $31.7 million in fiscal year 2019);
•Adjusted EBITDA between $158 million and $163 million (as compared to $156.5 million in fiscal year 2019);
•Net cash provided by operating activities between $122 million and $126 million (as compared to $116.8 million in fiscal year 2019); and
•Adjusted Free Cash Flow between $53 million and $57 million (as compared to $55.5 million in fiscal year 2019).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2020 are described in the Reconciliation of 2020 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2020 do not contemplate any unanticipated impacts.

Presentation of Certain Non-GAAP Measures
Adjusted Diluted Earnings Per Common Share, Adjusted Net Income, Adjusted Operating Income, Adjusted EBITDA, Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio are described in the Reconciliation of Certain Non-GAAP Measures section of this document. Non-GAAP measures are not in accordance with or an alternative for generally accepted accounting principles in the United States ("GAAP") and should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from similar non-GAAP measures presented by other companies.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Tuesday, August 4, 2020 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should dial (877) 838-4153 or for international participants (720) 545-0037 at least 10 minutes before start time. The Conference ID is 196 4199 for the call and the replay.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website, or by calling (855) 859-2056 or (404) 537-3406 (Conference ID 196 4199).
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Ned Coletta, Chief Financial Officer at (802) 772-2239; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, the expected and potential direct or indirect impacts of the COVID-19 pandemic on our business; our financial performance; financial condition; operations and services; prospects; growth; strategies; and guidance for fiscal year 2020, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: it is challenging to predict the duration and severity of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; policies adopted by China and other countries will further restrict imports of recyclable materials into those countries and have a further material impact on the Company’s financial results; the capping and closure of the Southbridge Landfill and the pending litigation relating to the Southbridge Landfill, the lawsuit relating to odors at the Ontario County Landfill, and the lawsuit relating to the North Country Landfill could result in material unexpected costs; the refiling of the Company's permit application for expansion airspace at the North Country Landfill could result in construction delays and could result in material unexpected losses if rejected; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the economics of recycling programs may cause municipalities to reconsider the viability of continuing these programs; the Company's need to service its indebtedness may limit its ability to invest in its business; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; and the Company may incur environmental charges or asset impairments in the future.

There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K and Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Ned Coletta
Chief Financial Officer
(802) 772-2239
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$188,767	$187,459	$371,676	$351,123
Operating expenses:
Cost of operations	123,462	128,674	251,980	246,434
General and administration	24,874	22,145	49,226	44,887
Depreciation and amortization	22,076	19,715	43,482	37,204
Southbridge Landfill closure charge	559	917	1,172	1,472
Expense from acquisition activities	352	464	1,360	1,140
	171,323	171,915	347,220	331,137
Operating income	17,444	15,544	24,456	19,986
Other expense (income):
Interest expense, net	5,466	6,050	11,367	12,393
Other income	(492)	(496)	(449)	(711)
Other expense, net	4,974	5,554	10,918	11,682
Income before income taxes	12,470	9,990	13,538	8,304
Provision (benefit) for income taxes	357	(1,925)	466	(1,897)
Net income	$12,113	$11,915	$13,072	$10,201
Basic weighted average common shares outstanding	48,348	47,464	48,176	46,693
Basic earnings per common share	$0.25	$0.25	$0.27	$0.22
Diluted weighted average common shares outstanding	48,563	48,221	48,411	47,424
Diluted earnings per common share	$0.25	$0.25	$0.27	$0.22

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,073	$3,471
Accounts receivable, net of allowance for credit losses	73,700	80,205
Other current assets	21,306	19,137
Total current assets	98,079	102,813
Property, plant and equipment, net of accumulated depreciation and amortization	480,388	443,825
Operating lease right-of-use assets	104,759	108,025
Goodwill	190,966	185,819
Intangible assets, net of accumulated amortization	60,408	58,721
Restricted assets	1,555	1,586
Cost method investments	11,264	11,264
Deferred income taxes	7,366	8,577
Other non-current assets	12,186	11,552
Total assets	$966,971	$932,182
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$6,948	$4,301
Current operating lease liabilities	8,417	9,356
Accounts payable	57,443	64,396
Other accrued liabilities	56,148	52,536
Total current liabilities	128,956	130,589
Debt, less current portion	527,757	509,021
Operating lease liabilities, less current portion	70,208	70,709
Other long-term liabilities	109,305	99,110
Total stockholders' equity	130,745	122,753
Total liabilities and stockholders' equity	$966,971	$932,182

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net income	$13,072	$10,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,482	37,204
Depletion of landfill operating lease obligations	3,468	3,623
Interest accretion on landfill and environmental remediation liabilities	3,542	3,579
Amortization of debt issuance costs	1,054	1,149
Stock-based compensation	3,380	3,320
Operating lease right-of-use assets expense	4,588	4,921
Loss (gain) on sale of property and equipment	131	(327)
Southbridge Landfill non-cash closure charge	41	179
Non-cash expense from acquisition activities	575	(68)
Deferred income taxes	1,256	(1,565)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(12,096)	(23,965)
Net cash provided by operating activities	62,493	38,251
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(20,091)	(27,687)
Additions to property, plant and equipment	(51,570)	(46,659)
Proceeds from sale of property and equipment	200	363
Net cash used in investing activities	(71,461)	(73,983)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	91,200	41,400
Principal payments on debt	(82,719)	(109,241)
Payments of debt issuance costs	(11)	—
Proceeds from the exercise of share based awards	100	2,277
Proceeds from the public offering of Class A Common Stock	—	100,446
Net cash provided by financing activities	8,570	34,882
Net decrease in cash and cash equivalents	(398)	(850)
Cash and cash equivalents, beginning of period	3,471	4,007
Cash and cash equivalents, end of period	$3,073	$3,157
Supplemental Disclosure of Cash Flow Information:
Cash interest	$10,733	$11,672
Cash income tax payments, net	$187	$16
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Non-current assets obtained through long-term obligations	$11,859	$9,333

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(Unaudited)
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$12,113	$11,915	$13,072	$10,201
Net income as a percentage of revenues	6.4%	6.4%	3.5%	2.9%
Provision (benefit) for income taxes	357	(1,925)	466	(1,897)
Other income	(492)	(496)	(449)	(711)
Interest expense, net	5,466	6,050	11,367	12,393
Expense from acquisition activities (i)	352	464	1,360	1,140
Southbridge Landfill closure charge (ii)	559	917	1,172	1,472
Depreciation and amortization	22,076	19,715	43,482	37,204
Depletion of landfill operating lease obligations	1,795	1,975	3,468	3,623
Interest accretion on landfill and environmental remediation liabilities	1,748	1,775	3,542	3,579
Adjusted EBITDA	$43,974	$40,390	$77,480	$67,004
Adjusted EBITDA as a percentage of revenues	23.3%	21.5%	20.8%	19.1%
Depreciation and amortization	(22,076)	(19,715)	(43,482)	(37,204)
Depletion of landfill operating lease obligations	(1,795)	(1,975)	(3,468)	(3,623)
Interest accretion on landfill and environmental remediation liabilities	(1,748)	(1,775)	(3,542)	(3,579)
Adjusted Operating Income	$18,355	$16,925	$26,988	$22,598
Adjusted Operating Income as a percentage of revenues	9.7%	9.0%	7.3%	6.4%

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$12,113	$11,915	$13,072	$10,201
Expense from acquisition activities (i)	352	464	1,360	1,140
Southbridge Landfill closure charge (ii)	559	917	1,172	1,472
Tax effect (iii)	26	(76)	(31)	(90)
Adjusted Net Income	$13,050	$13,220	$15,573	$12,723

Diluted weighted average common shares outstanding	48,563	48,221	48,411	47,424

Diluted earnings per common share	$0.25	$0.25	$0.27	$0.22
Expense from acquisition activities (i)	0.01	0.01	0.03	0.02
Southbridge Landfill closure charge (ii)	0.01	0.01	0.02	0.03
Adjusted Diluted Earnings Per Common Share	$0.27	$0.27	$0.32	$0.27
(i)Expense from acquisition activities are primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the valuation allowance.
Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The tables below, in some instances on an adjusted basis to exclude certain items, set forth such liquidity measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$47,702	$33,474	$62,493	$38,251
Capital expenditures	(31,719)	(28,416)	(51,570)	(46,659)
Proceeds from sale of property and equipment	149	306	200	363
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,300	4,230	2,758	6,220
Cash outlays from acquisition activities (ii)	308	546	785	1,209
Post acquisition and development project capital expenditures (iii)	3,415	3,722	9,275	6,030
Waste USA Landfill phase VI capital expenditures (iv)	2,311	—	3,546	—
Adjusted Free Cash Flow	$23,466	$13,862	$27,487	$5,414
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at the Company’s Potsdam, New York scrap yard and are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures are capital expenditures related to Waste USA Landfill phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.
Following is the Consolidated Net Leverage Ratio and the reconciliations of Consolidated Funded Debt, Net from debt and Bank Consolidated EBITDA from Net cash provided by operating activities:

	Twelve Months Ended June 30, 2020	Covenant Requirement at June 30, 2020
Consolidated Net Leverage Ratio (i)	3.08	4.00
(i)Our credit agreement requires us to maintain a maximum consolidated net leverage ratio, to be measured at the end of each fiscal quarter ("Consolidated Net Leverage Ratio"). The Consolidated Net Leverage Ratio is calculated as consolidated debt, net of unencumbered cash and cash equivalents in excess of $2,000 ("Consolidated Funded Debt, Net", calculated at $541,994 as of June 30, 2020, or $543,067 of consolidated debt, less $1,073 of cash and cash equivalents in excess of $2,000 as of June 30, 2020), divided by consolidated EBITDA as defined by our credit agreement ("Bank Consolidated EBITDA"). Bank Consolidated EBITDA is based on operating results for the twelve months preceding the measurement date of June 30, 2020. A reconciliation of Bank Consolidated EBITDA from Net cash provided by operating activities is as follows:

Twelve Months Ended June 30, 2020
Net cash provided by operating activities	$141,071
Changes in assets and liabilities, net of effects of acquisitions and divestitures	16,740
Gain on sale of property and equipment	434
Non-cash expense from acquisition activities	(708)
Withdrawal costs - multiemployer pension plan	(2,230)
Southbridge Landfill non-cash closure charge	64
Operating lease right-of-use assets expense	(9,226)
Stock-based compensation	(7,283)
Interest expense, less amortization of debt issuance costs	21,752
Benefit for income taxes, net of deferred income taxes	(1,088)
Adjustments as allowed by the credit agreement	16,553
Bank Consolidated EBITDA	$176,079

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF 2020 OUTLOOK NON-GAAP MEASURES
(Unaudited)
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for the fiscal year ending December 31, 2020:

(Estimated) Fiscal Year Ending December 31, 2020
Net income	$23,000 - $28,000
Provision for income taxes	1,000
Other income	(500)
Interest expense, net	25,000
Expense from acquisition activities	1,500
Southbridge Landfill closure charge	2,500
Depreciation and amortization	92,000
Depletion of landfill operating lease obligations	7,000
Interest accretion on landfill and environmental remediation liabilities	6,500
Adjusted EBITDA	$158,000 - $163,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for the fiscal year ending December 31, 2020:

(Estimated) Fiscal Year Ending December 31, 2020
Net cash provided by operating activities	$122,000 - $126,000
Capital expenditures	(110,000)
Proceeds from sale of property and equipment	200
Southbridge Landfill closure and Potsdam environmental remediation	9,000
Cash outlays from acquisition activities	800
Post acquisition and development project capital expenditures	19,000
Waste USA Landfill phase VI capital expenditures	12,000
Adjusted Free Cash Flow	$53,000 - $57,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA TABLES
(Unaudited)
(In thousands)
Amounts of total revenues attributable to services provided for the three and six months ended June 30, 2020 and 2019 are as follows:

	Three Months Ended June 30,
	2020	% of Total Revenues	2019	% of Total Revenues
Collection	$94,008	49.8%	$92,066	49.1%
Disposal	43,746	23.2%	48,139	25.7%
Power generation	918	0.5%	711	0.4%
Processing	1,950	1.0%	1,908	1.0%
Solid waste operations	140,622	74.5%	142,824	76.2%
Organics	15,419	8.2%	14,905	7.9%
Customer solutions	20,239	10.7%	19,216	10.3%
Recycling	12,487	6.6%	10,514	5.6%
Resource solutions operations	48,145	25.5%	44,635	23.8%
Total revenues	$188,767	100.0%	$187,459	100.0%

	Six Months Ended June 30,
	2020	% of Total Revenues	2019	% of Total Revenues
Collection	$188,584	50.7%	$175,145	49.9%
Disposal	82,371	22.2%	84,194	24.0%
Power generation	1,944	0.5%	1,847	0.5%
Processing	3,071	0.9%	2,786	0.8%
Solid waste operations	275,970	74.3%	263,972	75.2%
Organics	30,351	8.1%	28,501	8.1%
Customer solutions	41,902	11.3%	37,370	10.6%
Recycling	23,453	6.3%	21,280	6.1%
Resource solutions operations	95,706	25.7%	87,151	24.8%
Total revenues	$371,676	100.0%	$351,123	100.0%

Components of revenue growth for the three months ended June 30, 2020 compared to the three months ended June 30, 2019 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$3,942	4.3%	2.8%	2.1%
Disposal	2,351	4.9%	1.6%	1.3%
Processing	—	—%	—%	—%
Solid waste price	6,293	9.2%	4.4%	3.4%
Collection (i)	(9,778)		(6.8)%	(5.2)%
Disposal	(7,667)		(5.4)%	(4.1)%
Processing	(180)		(0.2)%	(0.1)%
Solid waste volume	(17,625)		(12.4)%	(9.4)%
Fuel surcharge and other fees	(50)		—%	(0.1)%
Commodity price and volume	137		0.1%	0.1%
Acquisitions, net divestitures	9,689		6.8%	5.2%
Closed operations	(3)		—%	—%
Total solid waste operations	(1,559)		(1.1)%	(0.8)%
Resource solutions operations:
Organics	514		1.2%	0.3%
Customer solutions (i)	380		0.9%	0.1%
Recycling:
Commodity price	1,170	11.1%	2.6%	0.6%
Processing price	613	5.8%	1.4%	0.3%
Volume	(36)	(0.3)%	(0.1)%	—%
Commodity acquisition	226	2.2%	0.5%	0.2%
Recycling	1,973	18.8%	4.4%	1.1%
Total resource solutions operations	2,867		6.5%	1.5%
Total company	$1,308			0.7%
(i)Adjusted for $643 of inter-company movements between solid waste collection volume and customer solutions associated with the acquisition of a business.

Solid waste internalization rates by region for the three and six months ended June 30, 2020 and 2019 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Eastern region	50.7%	50.4%	49.2%	48.6%
Western region	63.5%	59.0%	61.2%	60.2%
Solid waste internalization	57.4%	54.4%	55.4%	54.0%

Components of capital expenditures (i) for the three and six months ended June 30, 2020 and 2019 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Growth capital expenditures:
Post acquisition and development project	$3,415	$3,722	$9,275	$6,030
Waste USA Landfill phase VI	2,311	—	3,546	—
Other	476	388	980	889
Growth capital expenditures	6,202	4,110	13,801	6,919
Replacement capital expenditures:
Landfill development	15,762	11,808	19,820	14,053
Vehicles, machinery, equipment and containers	8,276	10,999	14,369	22,915
Facilities	521	1,042	1,564	2,118
Other	958	457	2,016	654
Replacement capital expenditures	25,517	24,306	37,769	39,740
Capital expenditures	$31,719	$28,416	$51,570	$46,659

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the following capital expenditures required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.